Exhibit 99.1

News Release

4 Parkway North, Suite 400

Deerfield, IL 60015

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Dan Aldridge
Director, Corporate Communications	Director, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2530 – daldridge@cfindustries.com

Christopher D. Bohn Elected Senior Vice President of

Manufacturing for CF Industries

DEERFIELD, Illinois—December 21, 2015—CF Industries Holdings, Inc. (NYSE: CF) today announced that its board of directors has elected Christopher D. Bohn as senior vice president of manufacturing, effective January 1, 2016. Bohn will replace Phillip P. Koch, who previously announced his retirement, effective March 4, 2016.

Bohn will oversee the company’s nine nitrogen complexes located in Canada, the United Kingdom and the United States. He will also be responsible for the company’s industry-leading distribution facilities operation, corporate engineering, environmental health and safety.

“Chris has provided substantial leadership since he joined CF Industries in 2009, contributing both to the overall strategy development for the company and the execution of that strategy,” said Tony Will, president and chief executive officer, CF Industries Holdings, Inc. “The breadth of his experience will serve us well as he heads our best-in-class, and expanding, manufacturing organization.”

Bohn, who joined CF in 2009, most recently led CF’s supply chain group, a role he has held since January 2014. He also previously served as the company’s vice president, corporate planning. Prior to joining CF, Bohn served as chief financial officer for Hess Print Solutions. Earlier in his career, he was vice president global financial planning and analysis for Merisant Worldwide, Inc. Mr. Bohn earned his BS degree in Finance at Indiana University and also holds an MBA from Northwestern University’s Kellogg Graduate School of Management.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, through its subsidiaries is a global leader in the manufacturing and distribution of nitrogen products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in Canada, the United Kingdom and the United States, and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns a 50 percent interest in an ammonia facility in The Republic of Trinidad and Tobago. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

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